                                                                    EXHIBIT 99.1
                                                                    ------------

              HAWAIIAN HOLDINGS ANNOUNCES EMERGENCE FROM BANKRUPTCY
            OF HAWAIIAN AIRLINES; COMPONENTS OF BANKRUPTCY FINANCING

SAN DIEGO, CA - June 2, 2005 --- Hawaiian Holdings, Inc (AMEX/PCX: HA) announced that its wholly owned subsidiary, Hawaiian Airlines, Inc., will emerge from bankruptcy today.

                  The financing necessary to emerge from bankruptcy includes a
$60 million bridge financing in the form of a newly issued series of the
Company's subordinated convertible notes (the "Notes") which will be purchased by RC Aviation pursuant to its August 2004 backstop financing commitment. The
Company currently intends to prepay the Notes out of the proceeds of a rights offering available to all holders of the Common Stock, as soon as practicable after Hawaiian emerges from bankruptcy. The Company will have the right to prepay the Notes at any time prior to the 12 month anniversary in whole or in part at 105% of par, through a rights offering or otherwise.

                  The Notes will pay interest at 5% per year (payable at the
Company's option in cash or in kind) and will be convertible, beginning on the
12th month anniversary of the date of issuance into common stock at an initial conversion rate of $4.35 per share. In accordance with applicable stock exchange listing standards, a portion of the Notes will not be convertible into common stock unless shareholder approval is obtained.

                  A special committee consisting of independent members of the board of directors, received opinions from two investment banking firms that the terms of the Notes and related warrants are fair to the holders of the Common
Stock (other than RC Aviation and its members), from a financial point of view.
The Company currently anticipates that the remainder of the financing necessary to emerge from bankruptcy will consist of a $50 million secured credit facility with Wells Fargo Foothill comprised of a $25 million secured revolving line of credit, subject to a borrowing base formula, and a $25 million term loan and a
$25 million Term B Loan from another lender, which will be secured, but junior to the Wells Fargo Credit Facility.

                  Lawrence S. Hershfield, Chairman of the Board of Hawaiian
Holdings, said, "I wish to thank the many individuals who have worked so hard to reach this most important milestone. Hawaiian Airlines can now move forward without the costs and burdens of bankruptcy, well-positioned to take advantage of opportunities as they arise.

                  On emergence the authorities of Joshua Gotbaum, the Chapter 11 trustee, will cease and Mark Dunkerley, Hawaiian's President & Chief Operating
Officer, will become Chief Executive Officer. Gotbaum said, "Hawaiian Airlines is emerging from bankruptcy a stronger, better airline under the leadership of
Mark Dunkerley and a first-rate management team."

                  The components of the financing replace the financing
originally contemplated, which would have included a $100 million issuance of the Company's Convertible Senior Notes. In the past several weeks market conditions have made the terms under which such financing could be consummated unattractive to the Company.

                  This press release does not constitute an offering of any
securities, which can only be made through a registration statement filed with the Securities and Exchange Commission.

              This press release contains certain forward-looking statements which are based upon current expectations and estimates and involve material risks and uncertainties including, but not limited to the final completion of negotiations with all lenders, satisfaction of closing conditions, market conditions and the absence of a material adverse change in the business, financial conditions or operations of the Company or Hawaiian Airlines.
              Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company's financial results may be found in the Company's 2004 Annual Report on Form
              10-K filed with the Securities and Exchange Commission.

ABOUT HAWAIIAN AIRLINES

                  Hawaiian Airlines, the nation's number one on-time carrier, is recognized as one of the best airlines in America. Readers of two prominent national travel magazines, Conde Nast Traveler and Travel + Leisure, have both rated Hawaiian as the top domestic airline serving Hawaii in their most recent rankings, and the fifth best domestic airline overall.

                  Celebrating its 76th year of continuous service, Hawaiian is
Hawaii's biggest and longest-serving airline, and the second largest provider of passenger air service between Hawaii and the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline.
Hawaiian also provides approximately 100 daily jet flights among the Hawaiian
Islands, as well as service to Australia, American Samoa and Tahiti.

                  Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings,
Inc. (AMEX and PCX: HA). Since the appointment of a bankruptcy trustee in May
2003 and continuing until Hawaiian Airlines' emergence from Chapter 11, Hawaiian
Holdings has had no responsibility for the management of Hawaiian Airlines and has had limited access to information concerning the airline. Additional information about the Hawaiian Airlines is available at www.HawaiianAir.com.

Contact:          Randall Jenson
                  Chief Financial Officer
                  Hawaiian Holdings, Inc.
                  (858) 523-0832